                             PROMISSORY NOTE

     Salt Lake City, Utah                                    $4,500,000.00

     For value received, STACEY'S BUFFET, INC., a Florida corporation (the "Borrower"), promises to pay to the order of STAR BUFFET, INC., a Delaware corporation (the "Lender"), the principal sum of Four Million Five Hundred Thousand Dollars ($4,500,000.00) or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by Lender to Borrower under the Credit Agreement referred to below. As of the date of this Note, the aggregate unpaid principal amount of the Loans made pursuant to the Credit Agreement equals Four Hundred Thousand Dollars ($400,000) disbursed as of the date of this Note. The Borrower promises to pay interest on the unpaid principal amount of this Note on the dates and at the rate or rates provided for in the Credit Agreement. The Borrower promises to pay the principal sum evidenced hereby as provided in the Credit Agreement. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the address of the Lender as specified from time to time under the Credit Agreement.

     This Note is the Note referred to in, and is issued pursuant to, the Credit Agreement, dated as of even date herewith, between the Borrower and the Lender (as the same may be amended and modified from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the optional and mandatory prepayment and the repayment hereof and the acceleration of the maturity hereof.

     Except as otherwise specifically provided in the Credit Agreement, the Borrower, to the extent permitted by applicable law, waives presentment for payment, protest and demand, and notice of protest, demand and/or dishonor and nonpayment of this Note, notice of any Event of Default under the Credit Agreement by Borrower, and all other notices or demands otherwise required by law that the Borrower may lawfully waive.

     All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest than the highest permissible rate under applicable law in effect as of the date hereof, then this Note shall be governed by such new law as of its effective date. If, from any circumstance whatsoever, fulfillment of any provision hereof or the Credit Agreement at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstances the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest, and if the principal amount of this Note has been paid in full, shall be refunded to the Borrower. This provision shall control every other provision of all agreements between the Borrower and the Lender.



     The rights and obligations of the Borrower and all provisions hereof shall be governed by and construed in accordance with the laws of the State of Utah.

     IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be duly executed, under seal, by its duly authorized officer as of October 31, 1997.

                                            STACEY'S BUFFET, INC.



                                            By: /s/Stephen J. Marrier
                                            ------------------------------
                                            Title:   C.E.O.
                                            ------------------------------











                                      2